Filed Pursuant to Rule 433
Registration Statement No. 333-269823
Issuer Free Writing Prospectus dated March 8, 2023
Relating to Preliminary Prospectus dated March 7, 2023

Altamira Therapeutics Ltd.

3,212,851 Common Shares

This free writing prospectus relates to the public offering of common shares of Altamira Therapeutics Ltd. (the “Company”) and should be read together with the preliminary prospectus dated March 7, 2023 (the “Preliminary Prospectus”) that was included in Amendment No. 3 to the Registration Statement on Form F-1 (File No. 333-269823), which can be accessed through the following web link:

https://www.sec.gov/ix?doc=/Archives/edgar/data/1601936/000121390023018094/ea174703-f1a3_altamira.htm

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting ThinkEquity LLC at (212) 895-9355.

Investor Presentation Winter 2022/2023 DELIVERING RNA – BEYOND THE LIVER

2 NASDAQ: CYTO Forward - Looking Statements This press release may contain statements that constitute "forward - looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward - looking statements are statements other than historical facts and may include statements that address future operating, financial or business performance or Altamira Therapeutics' strategies or e xpe ctations. In some cases, you can identify these statements by forward - looking words such as "may", "might", "will", "should", "expects", "pla ns", "anticipates", "believes", "estimates", "predicts", "projects", "potential", "outlook" or "continue", or the negative of these terms or othe r c omparable terminology. Forward - looking statements are based on management's current expectations and beliefs and involve significant risks and uncertai nties that could cause actual results, developments and business decisions to differ materially from those contemplated by these stateme nts . These risks and uncertainties include, but are not limited to, the success of the continued commercialization of Bentrio and success of strategic transactions, including licensing or partnering, with respect to Bentrio or any other legacy assets, Altamira Therapeutics' need for and ability to raise substantial additional funding to continue the development of its product candidates, the timing and conduct of clinica l t rials of Altamira Therapeutics' product candidates, the clinical utility of Altamira Therapeutics' product candidates, the timing or likelihood of regulatory filings and approvals, Altamira Therapeutics' intellectual property position and Altamira Therapeutics' financial position, including th e impact of any future acquisitions, dispositions, partnerships, license transactions or changes to Altamira Therapeutics' capital structure, in cluding future securities offerings. These risks and uncertainties also include, but are not limited to, those described under the caption " Ris k Factors" in Altamira Therapeutics’ Registration Statement on Form F - 1, and in Altamira Therapeutics' other filings with the SEC, which are a vailable free of charge on the Securities Exchange Commission's website at: www.sec.gov . Should one or more of these risks or uncertainties m ate rialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. All forward - looking stat ements and all subsequent written and oral forward - looking statements attributable to Altamira Therapeutics or to persons acting on behalf of A ltamira Therapeutics are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place un due reliance on forward - looking statements. Forward - looking statements speak only as of the date they are made, and Altamira Therapeutics does n ot undertake any obligation to update them in light of new information, future developments or otherwise, except as may be requi red under applicable law.

3 NASDAQ: CYTO Offering Summary ISSUER Altamira Therapeutics Ltd. Listing / Symbol Nasdaq / CYTO Shares Offered Expected Price Range Expected Offering Size $8,000,000 Use of Proceeds • Research & Development • Working Capital and General Corporate Purposes • Repay $1M Debt Sole Book - Running Manager ThinkEquity

Company Overview

altamira therapeutics

Disruptive, Proprietary RNA Delivery Technology Platform



OligoPhore™ (siRNA) SemaPhore™ (mRNA) Platforms

- Proprietary 21 amino acid peptide for efficient delivery of RNA into target cells (nanoparticles)
- Non-hepatic targets, unlike mainstream technology
- Validated in 15 disease models so far
- Patented platform (2034+), building additional IP

RNA Market Taking Off

- Rapidly growing number of RNA therapeutics
- Active M&A, licensing environment
- Delivery platforms for partnering with pharma & biotech

Two Novel, Early-Stage Drug Candidates

- KRAS-driven cancers (AM-401) - IND expected in 2023
- Rheumatoid Arthritis (AM-411) - IND expected in 2024

Divesting / Partnering Legacy Assets

- Unlock intrinsic value of inner ear & OTC assets
- Extra, non-dilutive funding potential

NASDAQ: CYTO | 4

How Our Technology Works

OligoPhore™ /SemaPhore™ are nanoparticles comprising a proprietary peptide + RNA payload designed to enable safe and effective delivery by systemic administration.



Stability	RNA complexed in nanoparticle format and only released inside of cells after uptake
Extrahepatic delivery	Not sequestered in liver, permeates inflamed pathological tissues (passive targeting)
Endosomal escape	Efficient release within target cell, substantially higher than current technology, observed in murine preclinical studies
Selectivity	Acts on targets in diseased tissues only
Safety	No cellular or adaptive immune responsivity to nanoparticle components or RNA after multiple serial doses, and no organ toxicities in mice

NASDAQ: CYTO | 5

6 NASDAQ: CYTO Exemplary listing of companies active in RNA therapeutics and delivery (list not exhaustive) RNA Delivery is One of the Key Challenges Silence gene expression Promote protein expression Deliver RNA therapeutic to target • Short interfering RNA (siRNA) • Antisense oligonucleotides (ASOs) • Messenger RNA (mRNA) • Lipid nanoparticles • Virus - based vectors • Ligand conjugates • Peptide - based nanoparticles $4.4 million $357 million $402 million $635 million $3.3 billion* $476 million *Represents valuation of the company derived from 2021 acquisition Figures are sourced from S&P Capital IQ as of March 7, 2023

7 NASDAQ: CYTO * Research and Markets ; Allied Market Research STRONG GROWTH — STARTING IN 2018 ONLY THE BEGINNING! 7 NASDAQ: CYTO mRNA Vaccines & Therapeutics Global Sales siRNA Therapeutics Global Sales $46.7B $101.3B $0B $20B $40B $60B $80B $100B $120B 2021 2026 Disruptive Technology Growth Opportunities $4.9B $11.0B $0B $2B $4B $6B $8B $10B $12B 2021 2026 High specificity Cost effective Relatively simple to manufacture Can target previously undruggable pathways Disruptive technology Frontiers in Bioengineering and Biotechnology, March 2021

AM-401: Stop the "Beating Heart" of Tumors

Knock down various KRAS mutations with *poly*KRAS^{mut} OligoPhore™ nanoparticles to inhibit cell proliferation in KRAS driven colorectal, pancreatic, or non small cell lung cancer.

- Mutated KRAS may cause cancer to grow
- Found in 1/5 of all human cancers, particularly in:
  - Pancreatic cancer (85-90%)
  - Colorectal cancer (40%)
  - Non-small cell lung cancer (30-35%)
- 150,000 cases diagnosed in US p.a.
- ~1M deaths per year world-wide
- Considered "undruggable" for decades

Many mutations known, G12D, G12V, and G12C accounting for >50%


KRAS-driven cancers
G12A 4.1%
G12R 4.3%
G13D 6.7%
G12V 23.7%
KRAS allele / amplification
G12D
G12V
G12C
G13D
AMP
G12R
G12A
Q61H
G12S
A146T
G13C
Q61R
Q61L
Q61K
A146V
Other
Multiple

OligoPhore™ *poly*KRAS^{mut} siRNA transfects tumor cells, not healthy or uninvolved cells


SC NP Treated
Fluorescent NP Treated
Uninvolved
Pancreas Mass
Pancreas Mass
Uninvolved


polyKRASmut nanoparticle
Scrambled siRNA nanoparticle
Tumor Volume (mm³)
p<0.05
Days after Treatment Initiation
Arrows Denote Treatment

OligoPhore™ *poly*KRAS^{mut} significantly reduces pancreatic tumor volume growth

KPC pancreatic tumor model in mice; Strand et al., 2019

*KPC pancreatic tumor model in mice; Strand et al., 2019

NASDAQ: CYTO | 8

altamira therapeutics

AM-401

KRAS driven cancer
IND targeted for 2023

- High unmet medical need – most aggressive tumors
- Small molecule G12C inhibitors approved in NSCLC
  - Sotorasib (Lumakras, Amgen), Adagrasib (Krazati, Mirati)
- Multiple other small molecule inhibitors under development (G12C, G12D…), but few competing RNA projects (G12D or KRAS modulators)

AM-401 KEY DIFFERENTIATING FACTORS

*poly*KRAS^{mut} allows to target different mutations and is thus **polyvalent**

Blocking production of KRAS by degrading mRNA to cause **less resistance** than inhibition of KRAS

Small molecule inhibitors have significant side effects, particularly when combined with other agents
OligoPhore™ **targets specifically** tumor cells

NASDAQ: CYTO | 9

AM-411: Block Inflammation in Rheumatoid Arthritis

altamira therapeutics

Knock down NF-κB (p65),
key checkpoint in RA inflammation.


Lymphocyte
Macrophage

- Chronic autoimmune disease
- Causes joint swelling and pain
  - Reduced QoL and productivity
- Affects 1 out of 28 women / 59 men
- No cure available, but various treatment options:
  - Disease modifying anti-rheumatic drugs (DMARDs)
  - Non-steroidal anti-inflammatory drugs (NSAIDs)
  - Corticosteroids
- Major shortcomings of therapies:
  - Drug resistance (up to 50% of patients)
  - Systemic adverse reactions (e.g. rash, hair loss, altered liver function, low blood cell counts, nausea, weight loss, increased infections, and neuropathy)

OligoPhore™ p65 stabilizes ankle swelling and reduces arthritis score


Δ Ankle thickness (mm)
Control
Peptide nanoparticle
Peptide + siRNA nanoparticle
LPS
Tx
Days
mAbs
Arthritis score

OligoPhore™ p65 reduces inflammation and protects against bone erosion


Inflammatory cells/HPF
Bone erosion/mm
HBSS
pSRHH NP
p65 NP

Collagen-antibody induced arthritis model in mice, Zhou et al., 2014.

NASDAQ: CYTO | 10

AM - 411 KEY DIFFERENTIATING FACTORS 11 NASDAQ: CYTO Rheumatoid arthritis IND targeted for 2024 AM - 411 Global rheumatoid arthritis market = $57.9 Billion in 2019 → $62.9 Billion in 2027 • Expiration of patents, biosimilars arriving • High hopes for novel Tx class of JAK inhibitors gave way to disappointment due to safety issues Mediators of inflammation play many physiological roles in healthy tissues – AM - 411 targets only inflamed tissues Reduced systemic side effects Blocking production of an NF - κ B component by degrading mRNA to cause less resistance than inhibition of NF - κ B Less likelihood of resistance High unmet medical need

Corporate Strategy

- **Leverage versatility of technology**
  - Demonstrated to work in multiple disease areas – successfully tested in 15 animal models
  - Suitable for siRNA, mRNA, ASOs, circular RNA
- **Particularly well suited** for indications in oncology and inflammatory disorders
- **Selecting two therapeutic indications** to showcase technology
  - KRAS driven cancers – AM-401
  - Rheumatoid arthritis – AM-411
  - Partner upon IND or Phase 1
- **Leverage technology platform** through out-licensing
  - Become drug delivery platform company

OligoPhore™ has been tested *in vivo*...

- Pancreatic and colorectal cancer (KRAS)
- Ovarian cancer (TAM: AXL)
- Lung cancer (ETV-2)
- Metastatic Melanoma (NF-κB)
- Adult T Cell Leukemia/Lymphoma (NF-κB)
- Sarcoma (MYCT-1)
- Necrotizing enterocolitis (NF-κB)
- Rheumatoid and osteoarthritis (NF-κB)
- Atherosclerosis (JNK2)
- Metabolic syndrome/Obesity (ASXL2)
- Aortic Aneurysm (NF-κB)
- Osteoarthritis (NF-κB)

SemaPhore™ has been tested *in vivo*...

- Osteoarthritis (WNT16)
- Atherosclerosis (p27Kip1)
- Aortic Aneurysm (SOD2)

NASDAQ: CYTO | 12

Intellectual Property


(12) United States Patent
Wickline et al.
(10) Patent No.: US 9,987,371 B2
(45) Date of Patent: Jun. 5, 2018

(54) COMPOSITIONS AND METHODS FOR POLYNUCLEOTIDE TRANSDUCTION

(71) Applicant: Washington University, St. Louis, MO (US)

(73) Assignee: WASHINGTON UNIVERSITY, Saint Louis, MO (US)

(22) Filed: Jul. 2, 2015

FOREIGN PATENT DOCUMENTS

OTHER PUBLICATIONS

(57) ABSTRACT

A pharmaceutical composition comprising a peptide-polynucleotide complex, and methods of use thereof.

15 Claims, 91 Drawing Sheets

WORLDWIDE EXCLUSIVE LICENSE FROM WASHINGTON UNIVERSITY

Patent covering OligoPhore™ / SemaPhore™ platform

- Compositions comprising a peptide-polynucleotide complex
- Methods for delivering such nanoplexes
- Coverage until 2034 (+ potential extension)
- Generating further IP (filed e.g. *poly*KRAS^{mut} – potential coverage until 2043)
- Proprietary manufacturing process

NASDAQ: CYTO | 13

14 NASDAQ: CYTO Pro Forma Pre - Offering Common Shares 2,387,987 Convertible Note Conversion Shares and/or Pre - Funded Warrants* 1,932,402 Warrants (WAEP: $57.60) 99,171 Options (WAEP: $20.84) 157,730 Fully Diluted Shares Outstanding 4,577,290 Capitalization Overview * Represents the conversion of approximately $4.8mm of a convertible loan into 615,408 shares of common stock and 1,316,994 pre - funded warrants based on an assumed offering price of $2.49 per share

Management Overview

altamira therapeutics



Thomas Meyer, PhD

CEO & CHAIRMAN

- Company founder
- Funded and grew Company since 2003
- 14 years with Disetronic Group including CEO and BoD member (>20% sales CAGR, $3B market cap)



Covadonga Pañeda, PhD

CHIEF OPERATING OFFICER

- Joined as CDO in 2022
- 18 years experience in FDA/EMA drug development
- Non-clinical and clinical study design and regulatory submissions
- 7 years in RNAi for ophthalmology



Marcel Gremaud, CPA

CHIEF FINANCIAL OFFICER

- Working for Company since 2013
- ~30 years experience in controlling and accounting
- International pharma companies and start-ups



Samuel Wickline, MD

CHIEF SCIENTIFIC ADVISER

- Joined in 2021 through acquisition of Trasir Tx
- Prof. of Cardiovascular Sciences, Molecular Physiology and Pharmacology at USF
- Former Prof. of Med., Physics, Biomedical Engr, Cell Biology and Physiology at Wash U

NASDAQ: CYTO | 15

Investor Summary – RNA Business

RNA technology coming of age

- Disruptive potential in human medicine
- Rapidly growing # of RNA therapeutics

Extensive proof of concept

- Successfully tested *in vivo* in 15 different disease models, 30+ papers published

Altamira has unique, versatile RNA delivery technology platform

- Patented, under license from Wash U
- Suitable for different types of RNA molecules

Showcase programs in oncology and rheumatoid arthritis

- First IND expected to be filed in 2023
- Technology platform out-licensing as business model

Addressing major challenges in RNA delivery

- Reaching extrahepatic targets
- Strong endosomal release

Potential divestiture/partnering of Legacy Assets

- Unlock intrinsic value
- Source of non-dilutive funding

NASDAQ: CYTO | 16

altamira therapeutics



Thomas Meyer
CEO
thm@altamiratherapeutics.com



Covadonga Pañeda
COO
cop@altamiratherapeutics.com

www.altamiratherapeutics.com

18 NASDAQ: CYTO Legacy Programs to be Divested / Partnered Bentrio ® Protection against airborne particles • Drug - free, preservative - free formulation, applied as nasal spray • Three clinical trials demonstrating safety and efficacy in allergic rhinitis • OTC product – Commercialized in selected European and Asian countries (distributors) – FDA 510(k) clearance in June 2022 • Viral infection as additional indication • Advanced discussions on North America, Europe and other key markets AM - 125 Treatment of acute vestibular syndrome (vertigo) • Rx product, applied as nasal spray • Reformulation of oral betahistine – Global market $450M (ex US) – standard of care for vertigo – Poor bioavailability • Patent coverage up to 2038 • Proof of concept in Phase 2, preparing Phase 3 trial and IND • Potential for use in other indications (e.g. Prader Willi, dementia…) Become focused “Pure play” RNA delivery company Monetize legacy assets through divestiture, out - licensing TM82

19 NASDAQ: CYTO Recent Developments Clinical Study Demonstrates Bentrio’s Superior Nasal Residence Time and Rheological Properties • Bentrio ® remained detectable by fluorescence for up to 210 minutes in subjects' nasal passages vs. 60 minutes with saline nasal spra y control • Long nasal residence time supports extended protective effects against airborne allergens and other potentially harmful parti cle s • At - the - market financing completed March 3, 2023 • 989,068 shares sold at an average price of $3.54 • Total proceeds are $3,501,300.72 Press Release Issued and Subsequent Capital Raise